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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                  FORM N-8A

                         NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940


       The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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Name:  Industry Leaders Fund
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Address of Principal Business Office (No. & Street, City, State, Zip Code)

       175 Oak Ridge Avenue, Summit, New Jersey  07901
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Telephone Number (including area code):      (908) 273-1354
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Name and address of agent for service of process:

       David N. Shine, Fried, Frank, Harris, Shriver & Jacobson, One New York
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Plaza, New York, New York  10004
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Check Appropriate Box:

       Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form
       N-8A:              YES  [_]         NO  [X]
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FORM N-8A                                                  Industry Leaders Fund


Item 1.     Exact name of registrant:

            Industry Leaders Fund
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Item 2.     Name of state under the laws of which registrant was organized or created and the date of such organization or creations:

            Delaware: December 13, 1995
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Item 3.     Form of organization of registrant (for example, corporation, partnership, trust, joint stock company, association, fund):

            Business trust
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Item 4.     Classification of registrant (face amount certificate company, unit investment trust, or management company):

            Management company
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Item 5.     If registrant is a management company:

            (a) state whether registrant is a "closed-end" or an "open-end"
                company:

            (b) state whether registrant is registering as a "diversified"
                company or a "non-diversified" company:

            Open-end, diversified company
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Item 6.     Name and address of each investment adviser of registrant:

            Claremont Investment Partners, L.L.C., 175 Oak Ridge Avenue, Summit,
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            NJ 07901
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Item 7.     If registrant is an investment company having a board of directors, state the name and address of each officer and director of registrant:

            Gerald P. Sullivan, 175 Oak Ridge Avenue, Summit, NJ 07901, and
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            Christopher D. Landsberg, c/o G.F.I. Group, 116 John Street, 7th
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            Floor, New York, NY 10038. The number of vacancies on the board of
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            trustees is a minimum of one and a maximum of ten.
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Item 8.     If registrant is an unincorporated investment company not having a board of directors:

            (a) state the name and address of each sponsor of registrant:

            (b) state the name and address of each officer and director of each sponsor of registrant:

            (c) state the name and address of each trustee and each custodian of registrant:

Item 9.

            (a) State whether registrant is currently issuing and offering its securities directly to the public:

                No
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            (b) If registrant is currently issuing and offering its securities to the public through an underwriter, state the name and address of such underwriter:

                Not applicable
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            (c) If the answer to Item 9(a) is "no" and the answer to Item 9(b)
                is "not applicable," state whether registrant presently proposes to make a public offering of its securities:

                Yes
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            (d) State whether registrant has any securities currently issued and outstanding:

                No
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FORM N-8A                                                  Industry Leaders Fund




            (e) If the answer to Item 9(d) is "yes," state as of a date not to exceed ten days prior to the filing, of this notification of registration the number of beneficial owners of registrant's outstanding securities (other than short-term paper) and the name of any company owning 10 percent or more of registrant's outstanding voting securities.

Item 10.    State the current value of registrant's total assets:

            Registrant will have $100,000 at the time it files Form N-1A.
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Item 11.    State whether registrant has applied or intends to apply for a license to operate as a small business investment company under the Small Business Investment Act of 1958:

            No
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Item 12.    Attach as an exhibit a copy of the registrant's last regular periodic report to its securityholders, if any:

            Not applicable.
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                                  SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940 the investment adviser of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the city of New York and the state of New York on the 28 day of February, 1997.


                                                Industry Leaders Fund
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                                                 (Name of Registrant)

                                      BY  Claremont Investment Partners, L.L.C.
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                                         (Name of sponsor, trustee or custodian)

                                      BY         /s/ Gerald P. Sullivan
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                                               Gerald P. Sullivan, Member


Attest:
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             (Name)

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             (Title)                                   (Title)